Exhibit 99.1

FOR IMMEDIATE RELEASE
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      BSD MEDICAL CORP.'S PMAA FOR THE BSD-2000 ACCEPTED FOR FILING BY FDA

         SALT LAKE CITY, May 22, 2006--BSD Medical Corp. (AMEX:BSM) announced today that its Pre-market Approval Application (PMAA) for the BSD-2000 cancer treatment system has been accepted for filing and review by the U.S. Food and Drug Administration (FDA). Acceptance for filing indicates that the FDA considers the PMAA (consisting of 7,243 pages contained in 24 volumes) to be complete and warrants full review of the data needed to assess the safety and efficacy of the BSD-2000. FDA acceptance for filing of the PMAA is an important step in the approval process in the United States, but acceptance for filing by the FDA does not mean that the PMAA has been or will be approved. Acceptance of the PMAA for filing by the FDA marks an important milestone for the company.

         The BSD-2000 is used to focus therapeutic radiofrequency/microwave heating in cancerous tumors in an effort to kill cancer cells and improve the response of radiation therapy. Applying principles also used in deep-space radio telescopes and advanced phased-array communications, the BSD-2000 delivers precision-directed RF energy into cancerous tumors. The BSD-2000's award winning design was developed particularly to allow treatment for cancer located deep in the body. Thousands of cancer patients have been treated with the BSD-2000 at prestigious cancer centers in many parts of the world as well as the United States.

         BSD Medical produces systems that deliver precision-guided heat into diseased sites in the body for the treatment of cancer and other conditions. For further information visit the BSD website at www.BSDMedical.com.

         Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, including FDA approval of the BSD-2000, are subject to risks and uncertainties, detailed in the Company's filings with the Securities and Exchange Commission.